Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, each undersigned director of TransEnterix, Inc. constitutes and appoints Todd M. Pope, Joseph P. Slattery and Joshua B. Weingard, and each of them, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-3 to register for resale shares of common stock held by the investors who are party to that certain Registration Rights Agreement dated as of September 3, 2013, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Paul A. LaViolette Paul A. LaViolette	July 30, 2015

/s/ Dennis J. Dougherty Dennis J. Dougherty	July 30, 2015

/s/ Jane H. Hsiao Jane H. Hsiao	July 30, 2015

/s/ William N. Kelley William N. Kelley	July 30, 2015

/s/ Aftab R. Kherani Aftab R. Kherani	July 30, 2015

/s/ David B. Milne David B. Milne	July 30, 2015

/s/ Richard C. Pfenniger, Jr. Richard C. Pfenniger, Jr.	July 30, 2015

/s/ William N. Starling, Jr. William N. Starling, Jr.	July 30, 2015